Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Pasithea Therapeutics Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	1,750,000	$0.7945	$1,390,375.00	0.0001531	$212.87

Total Offering Amounts:							$1,390,375.00		212.87
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$212.87

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Pasithea Therapeutics Corp.’s (the “Company”) common stock that become issuable under the Company’s 2023 Stock Incentive Plan in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Company’s receipt of consideration that increases the number of the outstanding shares of the Company’s common stock.

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Company’s common stock as reported on the Nasdaq Stock Market on August 29, 2025.

The Company does not have any fee offsets.